Exhibit 99.3

October 20, 2014

Conflicts Committee

El Paso Pipeline GP Company, L.L.C.

Attn: Arthur C. Reichstetter

c/o Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Re:                                                                             Initially filed Registration Statement on Form S-4 of Kinder Morgan, Inc. filed on or about August 27, 2014, as amended pursuant to Amendment No. 1 filed on or about October 1, 2014, as amended pursuant to Amendment No. 2 filed on or about October 20, 2014

Ladies and Gentlemen:

Reference is made to our opinion letter, dated August 9, 2014, with respect to the fairness, from a financial point of view, to the Unaffiliated Public Unitholders (as specified therein) of common units representing limited partner interests in El Paso Pipeline Partners, L.P. (the “Partnership”)  of the merger consideration to be paid to such Unaffiliated Public Unitholders pursuant to the Agreement and Plan of Merger, dated as of August 9, 2014 (the “Agreement”), by and among the Partnership, El Paso Pipeline GP Company, L.L.C. (the “General Partner”), Kinder Morgan, Inc. (“KMI”) and E Merger Sub LLC.

The foregoing opinion letter was provided for the information and assistance of the Conflicts Committee of the Board of Directors of the General Partner in connection with its consideration of certain aspects of the merger provided for in the Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the General Partner and the Partnership have determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to (i) the reference to our opinion letter under the caption “Special Factors—Opinion of Tudor, Pickering, Holt & Co. Securities, Inc.,” and (ii) the inclusion of the foregoing opinion letter as (A) Annex B to the Partnership’s proxy statement/prospectus and (B) Annex F to KMI’s proxy statement, included in the above-mentioned Registration Statement on Form S-4. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned version of the Registration Statement),

Heritage Plaza  |  1111 Bagby, Suite 4900  |  Houston, Texas 77002  |  www.TPHco.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Tudor, Pickering, Holt & Co. Advisors, LLC  |  Members FINRA/SIPC

proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the above-mentioned Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

TUDOR, PICKERING, HOLT & CO. SECURITIES, INC.

By:	/s/ John C. Rice
John C. Rice
Managing Director

Heritage Plaza  |  1111 Bagby, Suite 4900  |  Houston, Texas 77002  |  www.TPHco.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Tudor, Pickering, Holt & Co. Advisors, LLC  |  Members FINRA/SIPC